Exhibit 99.1

United Security Bancshares Announces 2/1 Stock Split

          FRESNO, CA, March 28, 2006 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (NasdaqNM: UBFO), Fresno, CA, announced that the Board of Directors approved a 2-for-1 stock split of the Company’s common stock effected in the form of a stock dividend. The stock will be payable May 1st, 2006 to shareholders of record as of April 7, 2006. Stockholders will receive one additional share for each share held on that date.

          Wood stated, “The stock split is a result of the Company’s solid growth and strong price performance. Over the past three years, the stock price has doubled. The 2-for-1 split may increase the trading volume in the stock and make it more available to investors.”

          United Security Bancshares is a $630 + million bank holding company and United Security Bank, a state banking corporation, is its primary subsidiary. United Security Bancshares stock is available through The Siedler Admen Securities Inc., (contact Troy Norlander at 1-800-288-2811), Howe Barnes Investments Inc. (contact Mike Hedrei at  1-800-800-4693), Hoefer & Arnett (contact Dave Bonaccorso at 1-800 346 5544 ext. 723) or Hill Thompson, Magid & Co. (contact Jason Biggerstaff 1-800-631-3083) as well as other firms, and trades under the symbol “UBFO”.

          This press release may include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions and economic conditions and competition in the geographic and business areas in which the Company conducts its operations.  The Company undertakes no obligation to revise or update these forward-looking statements.

          Contact: Dennis Woods at 559-248-4928